Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this amendment to the Registration Statement on Form F-1 of Golden Sun Education Group Limited of our report dated February 09, 2021, except for Notes 1, 9, 10 and 15 as to which the date is March 30, 2021, and Notes 12 and 15, as to which the date is May 07, 2021 with respect to the consolidated balance sheets of Golden Sun Education Group Limited as of September 30, 2020 and 2019, and the related consolidated statements of income and comprehensive (loss) income, changes in shareholders’ deficit and cash flows for each of the two years in the period ended September 30, 2020, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

August 30, 2021